UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 4, 2004
Date of Report (Date of earliest event reported)

PORTOLA PACKAGING, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-95318	94-1582719

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

898A Faulstich Court
San Jose, CA 95112

(Address of principal executive offices, including zip code)

(408) 453-8840
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
SIGNATURE

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF
DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective October 4, 2004, Portola Packaging, Inc. appointed Michael T. Morefield, age 48, as its Senior Vice President and Chief Financial Officer. Dennis Berg, Portola’s former Chief Financial Officer, will continue to serve Portola as a consultant and assist Mr. Morefield in his transition to his new responsibilities, and will then leave Portola to pursue other interests.

In connection with Mr. Morefield’s employment, Portola entered into an employment agreement with Mr. Morefield (the “Employment Agreement”). The Employment Agreement provides for an annual base salary of $210,000 and a performance bonus of up to 30% of the base salary, contingent upon performance of business goals as prescribed by the Board of Directors and Portola’s executive bonus plan then in effect (the “Bonus”). The Bonus may exceed 30% of the base salary from time to time depending on Mr. Morefield’s performance and the then terms of the executive bonus plan.

Per the Employment Agreement, Portola’s management team will recommend to the Board of Directors that Mr. Morefield be granted an option for 50,000 shares of Portola’s common stock under the Company’s current stock option plan (the “Option”). The Option will vest at a rate of 20% per year and will be fully vested in five years. The Option will vest upon a change of control of Portola as defined in Portola’s standard option agreement.

Prior to joining Portola, from 2002 to 2003, Mr. Morefield served as Vice President, Finance and Chief Financial Officer of Exelon Services, Inc., an integrated construction, service and technology company serving the commercial, industrial and government sectors and a subsidiary of Exelon, Inc. From 1999 to 2002, he served as Vice President, Finance and Chief Financial Officer of United Plastics Group, Inc., a plastic injection molder of precision products and value added services for the electronics, consumer, medical and automotive industries. From 1993 to 1999, Mr. Morefield served in various roles, including as Vice President, Finance and Chief Financial Officer from 1995 to 1999, of Schmalbach-Lubeca Holdings, Inc., a subsidiary of Schmalbach-Lubeca AG, a German publicly traded company in the packaging industry.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Packaging, Inc.

Date: October 11, 2004	By:	/s/ James A. Taylor James A. Taylor, President and Chief Operating Officer